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                                                                    EXHIBIT 3.01

                            CERTIFICATE OF AMENDMENT
                                     OF THE
               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                                DOUBLECLICK INC.

    DoubleClick Inc. (the 'Corporation'), a corporation organized and existing under and by virtue of the General Corporation Law of Delaware, does hereby certify that:

    1. The name of the Corporation is DoubleClick Inc.

    2. The Certificate of Incorporation of the Corporation is hereby amended by striking out the second and third sentences of Article IV, Section A thereof and by substituting in lieu thereof the following:

    'The total number of shares of stock which the Corporation shall have authority to issue is Four Hundred Five Million shares. Four Hundred Million (400,000,000) shares, par value $0.001 per share, shall be Common Stock and Five Million (5,000,000) shares, par value $0.001 shall be Preferred Stock.'

    3. The amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.



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    IN WITNESS WHEREOF, DOUBLECLICK INC. has caused this Certificate to be signed by Kevin J. O'Connor, its Chief Executive Officer, who hereby acknowledges under penalties of perjury that the facts herein stated are true and that this certificate is the act and deed of the Corporation, this 24 day of May, 1999.

                                  DOUBLECLICK INC.

                                  By:      /S/ KEVIN J. O'CONNOR
                                      ..................................
                                      Name:  Kevin J. O'Connor
                                      Title: Chief Executive Officer and
                                             Chairman of the Board of Directors